EXhibit 99.02- NEWS Jan. 09, 2003

DataMEG Corp. Expects Communication Acceleration System Independent Technology Validation Report in January 2003 THURSDAY, JANUARY 09, 2003 9:37 AM - BusinessWire

DISTRICT OF COLUMBIA, Jan 9, 2003 (BUSINESS WIRE) -- DataMEG Corp. (DTMG) announced today that their CAS Communications, Inc. (CASCOM) subsidiary expects to obtain an independent Communications Acceleration System (CAS) technology validation report from the PTR Group, Inc. (www.thePTRGroup.com) this month. The report will detail CAS design specifications, technology assessment, transmission rate performance and CAS product viability in the marketplace.

Commgene, Inc., the independent consulting group overseeing the CAS development project and acting as the liaison with the PTR Group, Inc., has informed DataMEG Corp. that the content of the independent CAS technology report is "extremely positive". DataMEG Corp. reported that they are highly motivated by the content details of the report. DataMEG expects that the report will enable CAS Communications, Inc. to initiate the production of a market-ready CAS product and assist CAS Communications, Inc. in finalizing their long-term financing plans.

For further information about this release and other information about DTMG, contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800/631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as ``expect,'' ``anticipate,'' ``could,'' "would," "will," and ``may'' and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.